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                                                                 EXHIBIT 3(c)(i)

                                                   Filed this           day of
                                                   July, 1996
                                                   Commonwealth of Pennsylvania
                                                   Department of State
                                                   Secretary of the Commonwealth

                          COMMONWEALTH OF PENNSYLVANIA
                              DEPARTMENT OF STATE
                               CORPORATION BUREAU

                             ARTICLES OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          SULCUS COMPUTER CORPORATION

         In compliance with the requirements of Section 1915 of the Business Corporation Law, act of December 21, 1988 (P.L. 1444, No. 177), the undersigned corporation desiring to amend its Articles, does hereby certify that:


FIRST:            The name of the corporation is SULCUS COMPUTER CORPORATION.

SECOND: The address of its present registered office in this Commonwealth is: 41 North Main Street, Greensburg, Pennsylvania, 15601.

THIRD: The statute under which the corporation was incorporated was the 1933 Business Corporation Law of the Commonwealth of Pennsylvania (P.L. 364, as amended).

FOURTH:           The date of its incorporation is November 5, 1979.

FIFTH: This Amendment was authorized by resolution duly adopted by at least a majority of the members of the board of directors of the corporation.

SIXTH:            These Articles of Amendment are to be effective on July   ,
                  1996.

SEVENTH: The Articles of Incorporation are hereby amended by the deletion of paragraph seventh thereof which contains a provision stating the number, designation, relative rights, preferences, and limitations of a series of 8,000,000 shares of Series A Redeemable Convertible Preferred Stock, no par value per share, under authority contained in the Articles of Incorporation, shares of which were previously issued and outstanding and all of which have been converted into shares of the Corporation's Common Stock, no par value per share, and replacing said paragraph seventh in its entirety.


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EIGHTH:           The Articles of Incorporation are hereby amended by the
                  addition of a provision stating the number, designation, relative rights, preferences, and limitations of a series of 2,000,000 shares of Series A Redeemable Convertible Preferred Stock, no par value per share, under authority contained in the Articles of Incorporation, as follows:


         1. Designation. The Series A Redeemable Convertible Preferred Stock, no par value per share, is hereinafter called the "Preferred Stock." The shares of the Preferred Stock shall be fully-paid and non-assessable.

         2. Dividends. Holders of shares of Preferred Stock will be entitled to receive dividends and distributions in cash, common stock or otherwise when, as and if and only to the same extent declared by the Board of Directors on shares of the Corporation's Common Stock.

         3. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution or payment to shareholders, before any distribution or payment of assets is made with respect to Common Stock of the Corporation or any other stock of the Corporation ranking junior upon liquidation to the Preferred
                  Stock, liquidating distributions in the amount of $      per
                  share. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the preferential amounts payable with respect to the Preferred Stock and any other shares of preferred stock of the Corporation ranking as to any such liquidation, dissolution or winding up on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares of preferred stock will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of the full preferential amounts to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. None of the sale, conveyance, exchange or transfer of all or substantially all the property and assets of the Corporation, the consolidation or merger of the Corporation with or into any other corporation, or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
                  Section 3; provided that in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of Preferred Stock.

         4. Redemption at the Option of the Corporation. On or after , 1997, Preferred Stock will be redeemable at the option of the
                  Corporation in whole, but not in part, for $      per share in
                  cash.

                  The Corporation will cause notification of any redemption of shares to be mailed to all record holders of Preferred Stock to be redeemed, at the address shown on the stock books of the Corporation, not less than 30 days nor more than 60 days prior to the date fixed for redemption.

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                  If the notice of redemption issued by the Corporation shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except for the right of the holders to receive the redemption price without interest thereon (unless the Corporation defaults in the payment of the redemption price) upon surrender of their certificates therefor.

                  The respective holders of record of the Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery or certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly endorsed in blank. Shares of the Preferred Stock redeemed pursuant to the provisions of this Section 4 shall have the status of authorized but unissued preferred stock without designation as to series, but may not thereafter be issued as shares of Preferred Stock.

         5.       Conversion

                  (a) Subject to and upon compliance with the provisions of this Section 5, unless previously redeemed by the Corporation, the holder of a share of Preferred Stock shall have the right, at such holder's option, at any time after
                                , 1997 to convert such share into fully paid
                  and nonassessable shares of Common Stock of the Corporation,
                  which shall be equal to $         per share of Common Stock
                  (the "Conversion Rate"). The right to convert shares called for redemption pursuant to Section 4 shall terminate at the close of business on the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption. Except as set forth in subparagraph (d) below, the Conversion Rate shall remain the same throughout the life of the Preferred Stock.

                  (b) The holders of shares of Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporations's default in payment of the dividend due on such dividend payment date. A holder of shares of Preferred Stock on a dividend payment record date who (or whose transferee) surrenders any of such shares for conversion into shares of Common Stock on a dividend payment date will receive the dividend payable by the Corporation on such shares of Preferred Stock on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.


                  (c) In order to exercise the conversion privilege, the holders of each share of Preferred Stock to be converted shall surrender the certificate representing such share at the office of the Transfer Agent for the Preferred Stock in New York, New York, appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said


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                  certificate completed and signed. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

                  As promptly as practicable after the surrender of the certificates for shares of Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate of certificates for only the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 5, no fractional interest in respect of a share of Common Stock arising upon such conversion shall be issued nor will cash be paid in lieu thereof.

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

                  (d) The Conversion Rate shall be adjusted from time to time as follows:

                           (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, unless the payment thereof would increase the number of shares of Common Stock outstanding by less than one percent (1%), provided however that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment, and further provided that all calculations under this paragraph (d) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be, (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, classification or reclassification shall be adjusted so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Common Stock been converted immediately prior to the happening of such event and had such Common Stock received such dividend or other distribution

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                           or participated in such subdivision, combination or
                           reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately, except as provided in subparagraph (x) below, after the payment record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification.

                           (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price (as defined in subparagraph
                           (vii) below) at the record date for the
                           determination of shareholders entitled to receive such rights or warrants, the Conversion Rate in effect at the opening of business of the day following the date fixed for such determination shall be reduced by multiplying the Conversion Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price of the Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding on the date fixed for such determination plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately, except as provided in subparagraph (x) below, after such determination. For purposes of determining under this paragraph the number of shares of Common Stock outstanding at any time, there shall be excluded all shares of Common Stock held in the treasury of the Corporation. In the event that any or all such rights or warrants are not so issued or expire or terminate before being exercised, the conversion price then in effect shall be appropriately readjusted.

                           (iii) In case the Corporation shall distribute to all holders of its Common Stock evidence of its indebtedness or assets (including securities but excluding cash dividends or a distribution referred to in subparagraph (i) above) or subscription rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in subparagraph (ii) above) the Conversion Rate shall be adjusted so that it shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors of the Corporation, in good faith and in the exercise of its reasonable business judgment) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock as determined by subparagraph (v). Such adjustment shall become effective immediately prior to the opening of business on the date following the date fixed for

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                           the determination of shareholders entitled to
                           receive such distribution, except as provided in subparagraph (x) below.

                           (iv) In case the Corporation is a participant in a consolidation, merger or combination with another corporation (other than with a wholly owned subsidiary of the Corporation and other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock of the Corporation) or in case of any sale or transfer of all or substantially all of the assets of the Corporation, as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or any share exchange whereby the Common Stock is converted into other securities or property of the Corporation, then the holder of each share of Preferred Stock then outstanding shall have the right to convert such shares to receive stock, other securities or property or assets (including cash) or any combination thereof, having a value equal to the value of the stock, other securities, property and assets (including cash) which such holder would have been entitled to receive upon such consolidation, merger, combination, sale or transfer, or exchange, if he had held the Common Stock issuable upon the conversion of such shares of Preferred Stock immediately prior to such consolidation, merger, combination, sale or transfer, or exchange.

                           (v) In case the Corporation shall hereafter issue or sell any shares of Common Stock (except as provided in subparagraph (viii) below or except in connection with a firm commitment underwritten public offering of Common Stock registered under applicable securities laws) for a consideration per share less than the current market price per share (as determined pursuant to subparagraph (vii) below) on the date of such issuance or sale, the Conversion Rate of the shares of Common Stock shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the date of such issuance or sale by a fraction of which the numerator shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the current market price immediately prior to such issuance or sale and
                           (ii)the consideration received by the Corporation upon such issuance or sale, and of which the denominator shall be the total number of shares of Common Stock outstanding after such issuance or sale multiplied by the current market price immediately prior to such issuance or sale.

                           (vi) In case the Corporation shall hereafter issue or sell any securities convertible into Common Stock entitling the holders thereof to convert such securities into Common Stock at a price per share less than the current market price per share of Common Stock (as determined pursuant to subparagraph
                           (vii) below) on the date of such issuance or sale, the Conversion Rate of the shares of Common Stock shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the date of such issuance or sale of such securities by a fraction the numerator of which shall be the number of shares of Common Stock outstanding on the date of such issuance or sale plus the number

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                           of shares of Common Stock which the aggregate
                           consideration which would be received by the Corporation upon conversion of such securities would purchase at such current market price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of such issuance or sale plus the number of additional shares of Common Stock issuable upon conversion of such securities.

                           (vii) For the purpose of any computation under subparagraphs (ii), (iii), (v), (vi) and paragraph 2 above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per shares of Common Stock for the twenty consecutive business days selected by the Corporation ending within fifteen days of the date in question. The closing price for each day shall be the last reported sales prices regular way, or, in case no such reported sales takes place on such day, the average of the reported closing bid and asked prices regular way in either case, on the New York or American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchanges or no such quotations are available, the average of the closing bid and asked prices in the over-the-counter market as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose, or, if no such quotations are available, the fair market value of the Common Stock as determined in good faith in the exercise of their reasonable business judgment by the Board of Directors of the Corporation.

                           (viii) No adjustment in the Conversion Rate shall be required in the case of (i) the grant by the Corporation of stock options to officers, directors or employees of the Corporation or any Subsidiary,
                           (ii) the issuance of shares of Common Stock pursuant to the exercise of such stock options, whether granted prior to or subsequent to the date hereof, or (iii) the issuance of such additional shares of Common Stock as may be issuable upon the exercise of such stock options as a result of adjustment in the number of shares covered by such options for stock dividends, stock splits or other changes in the capitalization of the Corporation.

                           (ix) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1/100th of a share in the conversion ratio resulting from the Conversion Rate then in effect, provided however that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and all calculations shall be made to the nearest cent or to the nearest one-hundredth of a share as the case may be.

                           (x) Whenever the Conversion Rate is adjusted, as herein provided, the Corporation shall promptly file with any conversion agent an officers' certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price

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                           setting forth the adjusted Conversion Price and the
                           date on which such adjustment becomes effective and shall mail such notice of such adjustment of the conversion Number to the holder of each share of Preferred Stock at the last address of such holder as shown on the stock books of the Corporation.

                           (xi) In any case in which this subsection (d) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to subsection (c) of this Section 5.

                  (e) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in it treasury, or both, for the purposes of effecting conversions of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Preferred Stock not theretofore converted. For purposes of this subsection (e), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.


         6. Voting Rights. Except as may be otherwise specifically provided in the Articles of Incorporation, as amended, or by statute, each holder of shares of Preferred Stock shall in all matters that alter or change the powers, preferences or rights given to the Preferred Stock be entitled to one vote for each share of Preferred Stock owned by such holder and the holders of the Preferred Stock shall vote together as one class on any matter that may be brought before any meeting of the shareholders of the Corporation relating to such matters.

                  Holders of Preferred Stock shall not have voting rights with respect to any other matters.

                  So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two thirds of the aggregate number of shares of Preferred Stock at the time outstanding, voting as a class, alter or change the powers, preferences or rights given to the holders of the Preferred Stock herein so as to affect the holders of the Preferred Stock adversely.

         7. Sinking Fund. The Corporation is not required to provide for the retirement or redemption of the Preferred Stock through the operation of a sinking fund.


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IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of
Amendment to be signed by a duly authorized officer and its corporate seal,
duly attested by another such officer, to be hereunto affixed this       day
of July, 1996.


                                              SULCUS COMPUTER CORPORATION

Attest:

- -------------------------------               By: _____________________________
Margaret Santone, Secretary                        John W. Ryba, Vice President